PROSPECTUS SUPPLEMENT NO. 6
(TO PROSPECTUS DATED NOVEMBER 10, 1997)

                                  $310,000,000

                            LAM RESEARCH CORPORATION
                   5% CONVERTIBLE SUBORDINATED NOTES DUE 2002

     This Prospectus Supplement supplements information contained in that certain Prospectus dated November 10, 1997, Prospectus Supplement No. 1 to such Prospectus dated January 27, 1998, Prospectus Supplement No. 2 to such Prospectus dated March 20, 1998, Prospectus Supplement No. 3 to such Prospectus dated May 14, 1998, Prospectus Supplement No. 4 to such Prospectus dated July 28, 1998, and Prospectus Supplement No. 5 to such Prospectus dated September 15, 1998 (collectively, the "Prospectus"), each relating to the potential sale from time to time of up to $310,000,000 aggregate amount of Notes and the Common Stock issuable upon conversion thereof by the Selling Securityholders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

     The following information is added in the appropriate alphabetical sequence to the table set forth in the Prospectus under the caption "Selling Securityholders" with respect to the Selling Securityholders and the respective principal amounts of Registrable Notes beneficially owned by such Selling Securityholder that may be offered pursuant to the Prospectus, as amended or supplemented:

Allstate Insurance Company..........................   2,000,000       *     22,786       *

     The following line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders" are deleted in their entirety:

Merrill Lynch, Pierce, Fenner & Smith, Inc. ........   1,500,000       *     17,090       *
Silverton International Fund Limited................     900,000       *     10,254       *

     The line items "Deutsche Morgan Grenfell, Inc., 1,840,000, *, 20,963, *", "Farallon Capital Institutional Partners II, L.P., 2,485,000, *, 28,312, *", "Farallon Capital Institutional Partners III, L.P., 210,000, *, 2,392, *", "Farallon Capital Institutional Partners, L.P., 8,900,000, 2.87%, 101,401, *", "Farallon Capital Offshore Investors, Inc., 11,395,000, 3.68%, 129,827,*", "Farallon Capital Partners, L.P., 9,400,000, 3.03%, 107,098, *", "North Star Hedge Fund, L.P., 1,500,000, *, 17,090, *" and "The Common Fund, 850,000, *,
9,684, *", contained in the table set forth in the Prospectus under the caption "Selling Securityholders" are deleted in their entirety and replaced with the following:

Deutsche Bank Securities, Inc. (formerly Deutsche
  Morgan Grenfell, Inc.)............................   8,840,000    2.85%   100,717       *
Farallon Capital Institutional Partners II, L.P. ...   2,615,000       *     29,793       *
Farallon Capital Institutional Partners III,
  L.P. .............................................     245,000       *      2,791       *
Farallon Capital Institutional Partners, L.P. ......   9,220,000    2.97%   105,047       *
Farallon Capital Offshore Investors, Inc. ..........  12,040,000    3.88%   137,176       *
Farallon Capital Partners, L.P. ....................   9,850,000    3.18%   112,225       *
North Star Hedge Fund, L.P. ........................   1,900,000       *     21,647       *
The Common Fund.....................................     870,000       *      9,912       *

     The last three line items contained in the table set forth in the Prospectus under the caption "Selling Securityholders": "Any other holder . . .", "Notes Sold Under Registration Statement", and "Total . . ." (other than the footnotes to the table which remain unchanged), are deleted in their entirety and replaced with the following:

Any other holder of Notes or future transferee from any
  such holder(3)
Notes Sold Under Registration Statement.................  $216,348,000           2,464,942
          Total.........................................  $310,000,000    100%   3,531,958

  All information provided in this Prospectus Supplement is as of November 20,
                                     1998.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 23, 1998.